Exhibit 3.33

ARTICLES OF INCORPORATION

(PURSUANT TO NRS CHAPTER 78)

1. Name of Corporation: Kysor Nevada Holding Corp.

2. Registered Agent for Service of Process: The Corporation Trust Company of Nevada.

3: Authorized Stock (number of shares corporation is authorized to issue):

Number of shares with par value: 1,000

Par value $ per share: $0.01

Number of shares without par value: None

4. Names and Addresses of the Board of Directors/Trustees:

1)	Glen E. Tellock, 2400 South 44th Street, Manitowoc, WI 54220

2)	Maurice D. Jones, 2400 South 44th Street, Manitowoc, WI 54220

3)	Carl J. Laurino, 2400 South 44th Street, Manitowoc, WI 54220

5. Name, Address and Signature of Incorporator: David W. Clark, 777 East Wisconsin Avenue, Milwaukee, WI 53202.

6. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity.

By:	/s/ Kelly Snedden	Kelly Snedden, Asst. Secretary 11/24/08